Exhibit (h)(1)(ii)

FORM OF

December 3, 2012

ING Funds Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

By this letter dated December 3, 2012, we agree to waive the administrative fee payable to us under the Amended and Restated Administration Agreement, dated November 30, 2008 between ING Funds Trust and ING Funds Services, LLC (the “Agreement”).  Such waiver will be in an amount equal to the administrative fee allocated to, and otherwise payable by, the Class P shares of ING Floating Rate Fund and ING High Yield Bond Fund (together, the “Funds”), each a series of ING Funds Trust, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive that fee for the period from December 3, 2012 through August 1, 2014 (the “Waiver Period”).

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

Todd Modic

Senior Vice President

ING Funds Services, LLC

Agreed and Accepted:

ING Funds Trust

(on behalf of the Funds)

By:

Kimberly A. Anderson

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Funds Services, LLC